UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 9, 2013

MICHAEL BAKER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number 1-6627

Pennsylvania	25-0927646
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

100 Airside Drive Moon Township, Pennsylvania	15108
(Address of Principal Executive Offices)	(Zip Code)

(412) 269-6300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 9, 2013, Michael Baker Corporation (the “Company”) announced that Mr. G. John Kurgan has agreed to transition from his role as the manager of the day-to-day operations of the Company and shift to a role more focused on strategic client relationships with the Company’s key clients and within the Company’s target markets. Mr. Kurgan will remain as Executive Vice President and Chief Operating Officer of the Company.

(c) On January 9, 2013, the Board announced the appointment of the following senior operating executives to the Operations Committee, which will report to and support the Office of the Chief Executive and will manage the day-to-day operations of the Company:

Mr. Jeffery S. Hill, age 50. Mr. Hill joined the Company in 1989 and has served the Company as Senior Vice President since 2006. Mr. Hill is currently the Practice Leader for Civil and Environmental, and was previously responsible for the Environmental Service Area and was the Business Lead for the International Market Segment. Prior to assuming his current responsibilities, Mr. Hill was the General Manager of the Pittsburgh Regional Area and was responsible for the leadership and general management of the organization that offered a full range of architecture and engineering services.

Mr. S. Robert Kallenbaugh, age 60. Mr. Kallenbaugh joined the Company as a Senior Vice President in 2011 with the acquisition of RBF Consulting. Prior to joining the Company, Mr. Kallenbaugh was the Co-Chief Executive Officer of RBF Consulting since 2008, where his responsibilities include acting as the Principal-in-Charge on major projects, as well as leading the corporate office staff.

Mr. James M. Twomey, age 54. Mr. Twomey joined the Company in 1989 and has served the Company as Senior Vice President since 2006. Mr. Twomey is currently the National Market Leader for the Company’s Transportation business. Previously, he headed the North Region Transportation Business. Prior to that, Mr. Twomey’s served the Company as an Area Manager with responsibility for civil, environmental and transportation engineering.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAEL BAKER CORPORATION

By:	/s/ H. James McKnight
H. James McKnight Executive Vice President, Chief Legal Officer and Corporate Secretary

Date: January 15, 2013